Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Full Year Net Sales Increase 13.1%; Fourth Quarter Net Sales Increase 11.3%
Full Year Adjusted EPS of $0.73, Up 23.3%; Fourth Quarter Adjusted EPS of $0.18, Down 16.8%
Company Reiterates 2011 Net Sales Outlook of Mid-Single Digit Growth
East Rutherford, N.J. — April 1, 2011 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the fourth quarter and full year ended December 31, 2010 (“Q4 2010” and “FY 2010”, respectively).
Summary Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
(in millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales	$75.3	$67.6	11.3%	$275.8	$243.9	13.1%
Net income (loss)	$22.8	$13.2	72.6%	$34.7	$11.7	196.2%
Net income (loss) per diluted share	$1.04	$0.61	70.5%	$1.59	$0.54	194.4%
Adjusted net income*	$3.9	$4.6	(15.3)%	$16.0	$12.8	25.0%
Adjusted net income per diluted share*	$0.18	$0.21	(16.8)%	$0.73	$0.60	23.3%

*
“Adjusted net income” and “Adjusted net income per diluted share” for each of Q4 2010, FY 2010 and the three and 12 months ended December 31, 2009 are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Bruce G. Crain, President and Chief Executive Officer, commented, “We are pleased with our 2010 operating performance and the progress we continue to achieve on our core longer-term strategic growth initiatives. As a result of our efforts, we exceeded our prior guidance for full year 2010 net sales and adjusted earnings per share. Even within a challenging consumer and retailer environment, we had a solid 2010, and believe we are well-positioned to achieve our growth initiatives and benefit from any macroeconomic improvement. We believe we continue to strengthen our market positions in our core categories and have executed well against our new product and new channel growth initiatives.”

Fourth Quarter 2010 Results
Net sales for Q4 2010 increased 11.3% to $75.3 million, compared to $67.6 million for the three months ended December 31, 2009 (“Q4 2009”). This organic growth, which was primarily the result of strong top-line growth at LaJobi and new product launches at Sassy, was somewhat offset by softness in our bedding businesses. LaJobi’s growth was driven substantially by further expansion of crib placements at Walmart and Sassy’s increase was driven primarily by the further expansion of its licensed Garanimals® product line at Walmart.
Gross profit was $16.3 million, or 21.6% of net sales, for Q4 2010, as compared to $21.2 million, or 31.3% of net sales, for Q4 2009. Gross profit and gross profit margins decreased as a result of: (i) a $6.5 million charge recorded in Q4 2010 related to previously announced anti-dumping duties that we anticipate will be incurred by LaJobi, which decreased gross margins by 8.7 percentage points; (ii) higher commodity and labor costs affecting our cost of goods sold; (iii) incremental promotional allowances provided to retailers; (iv) strong sales growth at LaJobi, whose furniture and mattress products typically carry lower gross margins due to the nature of the category; (v) a continued shift in product mix toward more opening price point and other lower margin product categories, including strong sales of licensed products, which tend to have a lower margin as a result of royalties recorded in cost of goods sold; and (vi) increased freight and product costs.
Selling, general and administrative expense was $15.4 million, or 20.5% of net sales, for Q4 2010 compared to $12.9 million, or 19.1% of net sales, for Q4 2009. SG&A expense increased as a percentage of sales and in absolute terms primarily as a result of additional investments in product development, marketing and operational resources to drive future growth, partially offset by variable cost leverage associated with core product sales growth.
Other expense was $1.3 million for Q4 2010 as compared to $1.1 million for Q4 2009. This increase is due primarily to $0.3 million of interest expense related to the anticipated anti-dumping duties at LaJobi, offset by lower borrowings and borrowing costs, as well as a non-recurring favorable change of $0.7 million in the fair market value of an interest rate swap agreement in Q4 2009, which was not a factor in 2010.
Income tax benefit was $23.2 million for Q4 2010 as compared to $6.1 million for Q4 2009. The difference between the effective rate and the statutory rate for each period was primarily related to reductions in the Company’s tax valuation allowances.
As a result of the foregoing, net income for Q4 2010 was $22.8 million, or $1.04 per diluted share, compared to net income of $13.2 million, or $0.61 per diluted share, for Q4 2009.

Adjusted net income for Q4 2010 was $3.9 million, or $0.18 per diluted share, as compared to $4.6 million, or $0.21 per diluted share, for Q4 2009. Adjusted net income for Q4 2010 reflects adjustments to net income, as reported, to exclude the effect of: (i) the accruals recorded in the aggregate amount of $6.9 million related to anticipated anti-dumping duty payment requirements and associated interest expense (the “Customs Accrual”); and (ii) an income tax benefit of $23.2 million resulting from a reduction of tax valuation allowances (collectively, the “Q4 2010 Items”), and the related assumed tax effects. Adjusted net income for Q4 2009 reflects adjustments to net income, as reported, to exclude the effect of: (i) an income tax benefit of $6.1 million resulting from a reduction of tax valuation allowances and (ii) $0.5 million in severance costs associated with a former executive (collectively, the “Q4 2009 Items”), and the related assumed tax effects.
Full Year 2010 Results
Net sales for FY 2010 increased 13.1% to $275.8 million, compared to $243.9 million for the twelve months ended December 31, 2009 (“FY 2009”). This increase was primarily the result of organic top-line growth at LaJobi, Sassy and CoCaLo. Strong growth at LaJobi was driven primarily by the performance of its Graco® licensed products and recent crib placements at Walmart stores, while Sassy’s increase was driven primarily by its licensed Garanimals® product line for Walmart and the launch of a collection of Carter’s licensed products, and CoCaLo’s increase was due to continued strong performance of several top-selling collections.
Net income for FY 2010 was $34.7 million, or $1.59 per diluted share, compared to net income of $11.7 million, or $0.54 per diluted share, for FY 2009.
Adjusted net income for FY 2010 was $16.0 million, or $0.73 per diluted share, as compared to $12.8 million, or $0.60 per diluted share, for FY 2009. Adjusted net income for FY 2010 reflects adjustments to net income, as reported, to exclude the effect of: (i) the Customs Accrual; (ii) an income tax benefit of $16.2 million resulting from a reduction of tax valuation allowances; (iii) $0.3 million in severance costs recorded in the third quarter of 2010 associated with a former executive; and (iv) $0.7 million in charges in the third quarter of 2010 associated with the discontinuance of Sassy’s sleep positioner product line (collectively, the “FY 2010 Items”), and the related assumed tax effects. Adjusted net income for FY 2009 reflects adjustments to net income, as reported, to exclude the effect of: (i) an aggregate $15.6 million non-cash charge recorded in the second quarter of 2009 related to the consideration received by the Company in connection with the divestiture of its former gift business and the impairment of the Applause® trade name; (ii) an income tax benefit of $7.2 million resulting from a reduction of tax valuation allowances; and (ii) $0.9 million in aggregate severance costs recorded in the first and fourth quarters of 2009 associated with two former executives (collectively, the “FY 2009 Items”), and the related assumed tax effects.
At December 31, 2010, outstanding bank debt was $72.6 million. The Company’s available borrowing capacity was $28.3 million at year end. Since the Company’s current credit facility commenced on April 2, 2008, the Company has repaid approximately $58.4 million of debt, including approximately $9.5 million of bank debt during 2010 ($10.1 million in total debt including repayment of a note issued in connection with the CoCaLo acquisition).

2011 Outlook
Based on management’s macroeconomic outlook and product launch plans for later in 2011, the Company currently estimates that it will achieve approximately mid-single digit net sales growth for the full year 2011 as compared to the full year 2010. The Company also currently anticipates that full year non-GAAP adjusted net income per diluted share for 2011 will be approximately flat as compared to 2010. This outlook assumes taxes at an effective tax rate of 39%. As previously announced on March 15, 2011, the Company expects that: (i) net sales for the first quarter of 2011 (“Q1 2011”) will decline as compared to the comparable period in 2010, and substantially all estimated net sales growth in 2011 is anticipated to occur in the second half of the year due to several new product launches and assumptions about the macroeconomic consumer environment and specific retailer plans; and (ii) it will experience slight profitability with respect to Q1 2011 non-GAAP adjusted net income. The foregoing adjusted net income outlook does not reflect any further adjustments that may result from the previously disclosed investigation at LaJobi.
As announced on March 15, 2011 and further discussed in the Company’s Form 10-K for the year ended December 31, 2010 (the “2010 10-K”), this outlook reflects an expectation that margin pressures will continue in 2011 primarily related to rising commodity prices that will impact cost of goods sold, including costs of raw materials (particularly cotton and other fabrics), third party manufacturing labor, and freight. The Company is seeking to mitigate these pressures through vendor negotiations and resourcing, product reengineering, new product introductions and additional select pricing actions. The Company also expects to continue to make planned overhead and capital expenditure investments to drive longer-term growth and efficiencies.
Mr. Crain concluded, “We remain excited about our leadership position and growth potential within the large infant and juvenile industry. We believe our successful growth over the past few years has been driven increasingly by our strong brands and innovative product designs, as well as our ability to grow market share in a fragmented marketplace. While we believe we are prepared to navigate and mitigate what we now expect will be a difficult 2011 with respect to product costs, consumer uncertainty and retailer pressure, we remain confident that we will continue executing on our long-term growth and operational strategies. Beyond 2011, we believe that emerging positive demographics for parenting could lead to a rebound in U.S. birth and that the prospects for, and our position in, the infant and juvenile products market will become even more favorable. As a result, we remain optimistic about Kid Brands’ multi-faceted growth strategies.”
Update on LaJobi Investigation
Subsequent to the Company’s initial LaJobi-related disclosure on March 15, 2011, the Company’s credit facility was amended to revise the definitions used in its financial covenants to accommodate the 2010 accounting treatment and potential future impact of specified LaJobi matters and to waive specified defaults related thereto. In addition to the termination of the two LaJobi executives, the Company has also taken other remedial actions including the initiation of certain enhancements to product import processes and procedures. The investigation by the Board is continuing, focusing on certain of LaJobi’s business and staffing practices in Asia.

The Company also reported that: (i) as a result of the Customs Accrual and related facts and circumstances, it has concluded that no earnout consideration related to the LaJobi acquisition is payable; and (ii) it has concluded that no earnout consideration related to the CoCaLo acquisition is payable. The Company had previously disclosed a potential earnout payment of approximately $12 to $15 million in the aggregate relating to its acquisitions of LaJobi and CoCaLo, substantially all of which was estimated to relate to LaJobi.
See the related disclosure in the 2010 10-K for additional information regarding, among other things, the Customs Accrual and other related events, including the LaJobi earnout consideration, an internal investigation being conducted by the Company’s Board of Directors, the bank amendment, and other actions taken by the Company in connection with such events, as well as a related recent shareholder litigation
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, April 1, 2011, may be accessed by dialing 888-516-2435 or 719-457-2639, access code: 1081793. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=114140&eventID=3931404, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through April 8, 2011, by dialing 877-870-5176 or 858-384-5517, access code: 1081793.
Non-GAAP Information
In this release, certain financial measures for Q4 2010, FY 2010, Q4 2009, and FY 2009 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of Q4 2010, FY 2010, Q4 2009, and FY 2009 are non-GAAP financial measures.
Adjusted net income is defined as net income plus/minus certain items, after giving effect to an assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for Q4 2010 and FY 2010 exclude the Q4 2010 Items and the FY 2010 Items, respectively, and Adjusted net income and Adjusted net income per diluted share for Q4 2009 and FY 2009 exclude the Q4 2009 Items and the FY 2009 Items, respectively, and in each case, give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, kitchen and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
###

KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$75,254	$67,607	$275,777	$243,936

Cost of sales	58,972	46,452	199,483	168,741

Gross profit	16,282	21,155	76,294	75,195

Selling, general and administrative expenses	15,406	12,897	53,939	48,583

Impairment and valuation reserve	—	—	—	15,620

Operating income (loss)	876	8,258	22,355	10,992

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(1,259)	(1,168)	(4,210)	(6,620)
Interest and investment income	—	—	11	10
Other, net	(61)	25	308	161

	(1,320)	(1,143)	(3,891)	(6,449)

(Loss) Income from operations before income tax (benefit) provision	(444)	7,115	18,464	4,543

Income tax (benefit)	(23,212)	(6,075)	(16,208)	(7,162)

Net income	$22,768	$13,190	$34,672	$11,705

Basic earnings per share:	$1.06	$0.62	$1.61	$0.55

Diluted earnings per share:	$1.04	$0.61	$1.59	$0.54

Weighted average shares:
Basic	21,552,000	21,371,000	21,547,000	21,371,000

Diluted	21,952,000	21,770,000	21,838,000	21,532,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$1,075	$1,593

Accounts receivable, net	55,270	42,940

Inventories, net	48,564	37,018

Other current assets	10,522	5,798

Long-term assets	127,065	119,529

Total assets	$242,496	$206,878

Short-term debt	$32,121	$28,633

Other current liabilities	40,101	29,734

Long-term liabilities	42,292	57,417

Total liabilities	114,514	115,784

Shareholders’ equity	127,982	91,094

Total liabilities and shareholders’ equity	$242,496	$206,878

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009*	2010	2009*
To arrive at Adjusted net income and Adjusted net income diluted share:
Net income, as reported	$22,768	$13,190	$34,672	$11,705
Less: tax benefit	(23,212)	(6,075)	(16,208)	(7,162)

Income (loss) from operations before income tax benefit	(444)	7,115	18,464	4,543
Add: Impairment and valuation reserve	—	—	—	15,620
Add: U.S. Customs anti-dumping	6,859	—	6,859	—
Add: Charge for discontinuance of sleep positioners products	—	—	667	—
Add: Severance	—	459	286	853
Less: Tax impact of above items (using assumed 39% effective rate)	(2,502)	(2,954)	(10,248)	(8,196)

Adjusted net income	$3,913	$4,620	$16,028	$12,820

Adjusted net income per diluted share	$0.18	$0.21	$0.73	$0.60

Weighted-average diluted shares outstanding, as reported	21,952,000	21,568,000	21,838,000	21,532,000

*
In the Company’s earnings release dated March 29, 2010 with respect to Q4 2009 and FY 2009, “adjusted net income” and “adjusted net income per diluted share” did not exclude from net income the impact of severance charges of $0.5 million in Q4 2009 for a former executive and an aggregate of $0.9 million in FY 2009 for two former executives. Such charges, however, are excluded from net income for such periods in the reconciliation table above for comparability purposes with Q4 2010 and FY 2010.